Exhibit 3.3
DELL INC.
Restated Certificate of Incorporation
          Dell Inc. was originally incorporated under the name “Dell Computer Corporation.” This Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors on January 31, 2006 in accordance with Section 245 of the General Corporation Law of the State of Delaware. It only restates and integrates, and does not further amend, the provisions of the corporation’s Certificate of Incorporation (which was originally filed with the Secretary of State of the State of Delaware on October 22, 1987), as such Certificate of Incorporation had theretofore been restated, amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
          FIRST: The name of the corporation is “Dell Inc.”
          SECOND: The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is Corporation Service Company.
          THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.
          FOURTH: The total number of shares of capital stock of the Corporation shall be seven billion and five million (7,005,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share, and seven billion (7,000,000,000) shares of Common Stock, of the par value of $.01 per share.
          The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate:
I.	Preferred Stock
        The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated. The powers of the Board with respect to the Series Terms of a particular series (any of which powers, other than voting powers, may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:
          (1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;
          (2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;
          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          (4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;
          (5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
          (8) The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;
          (9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and
          (10) Any other designations, powers, preferences, and rights, including, without limitation any qualifications, limitations, or restrictions thereof.
        Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Series

Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Series Resolution.
        Subject to the provisions of this Article Fourth, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
II.	Common Stock
        1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.
        No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.
        2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
        3. Voting Rights. Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the Common Stock of the corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them.
III.	Senior, Parity or Junior Stock
        Whenever reference is made in this Article Fourth to shares “ranking senior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of such class of stock.
        Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks senior to the Common Stock. Common Stock ranks junior to the Preferred Stock.
IV.	Liquidation Notices
        Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the corporation.
V.	Reservation and Retirement of Shares
        The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.
        Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.
VI.	No Preemptive Rights
        Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.
          FIFTH: OMITTED
          SIXTH: The number of directors of the corporation shall be fixed as specified or provided for in the by-laws of the corporation. Election of directors need not be by written ballot unless the bylaws shall so provide. No holders of Preferred Stock or Common Stock of the corporation shall have any right to cumulate votes in the election of directors.

          SEVENTH: At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders.
        Any director may be removed from office, but only for cause, by a vote of the holders of a majority of the shares then issued and outstanding. Cause shall mean willful and gross misconduct by the director that is materially adverse to the best interests of the Corporation, as determined conclusively by a majority of the disinterested directors of the Corporation.
        Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or the sole remaining director, and shall not be filled by the stockholders; any director so chosen shall hold office until the next annual meeting of stockholders, and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.
        EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the shares of the Corporation’s stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Eighth.
        NINTH: The Board of Directors is hereby expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the stockholders, by the vote of a majority of the directors; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders. Notwithstanding the foregoing and anything in this Certificate of Incorporation to the contrary, Article II Section 1, Article II Section 4, Article II Section 12, Article III Section 6, Article III Section 7, Article III Section 12 and Article IX of the by-laws shall not be amended, repealed, altered or added to by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the Corporation’s voting stock issued and outstanding. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the Corporation’s voting stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ninth.
        TENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.
        ELEVENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or by-laws of the corporation, from time to time, to amend the Certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.
        I, the undersigned, being Vice President and Assistant Secretary of the Corporation, do execute and file this Restated Certificate of Incorporation, having been so authorized by resolution of the corporation’s Board of Directors dated January 31, 2006.

/s/ THOMAS H. WELCH, JR.
Thomas H. Welch, Jr.